18 E. Dover Street
Easton, Maryland 21601
Phone 410-763-7800
PRESS RELEASE
Shore Bancshares, Inc. Reports Third Quarter 2023 Net Loss of $6.4 million Due to One-Time Merger Related Activity
Easton, Maryland (November 1, 2023) - Shore Bancshares, Inc. (NASDAQ - SHBI) (the “Company” or “Shore Bancshares”), the holding company for Shore United Bank N.A. (the “Bank” or “SUB”) reported financial results for the third quarter and first nine months of 2023. Third quarter results include the successful completion of the merger (the “merger”) on July 1, 2023 with The Community Financial Corporation with total assets exceeding $5.7 billion for the combined company. In the third quarter of 2023, the Company reported a net loss of $6.4 million or $0.19 per diluted common share compared to net income of $4.0 million or $0.20 per diluted common share for the second quarter of 2023, and net income of $9.7 million or $0.49 per diluted common share for the third quarter of 2022. Net income for the first nine months of 2023 was $4.1 million or $0.17 per diluted common share, compared to net income for the first nine months of 2022 of $22.8 million or $1.15 per diluted common share.
Third Quarter 2023 Highlights
■Completed Merger of Equals with The Community Financial Corporation (“TCFC”) - Established a leading $5.7 billion Maryland-based community bank with operations in Delaware and Virginia that is positioned to deliver significant shareholder value. At the July 1, 2023 closing date of the merger, TCFC contributed, after fair value accounting adjustments, approximately $2.4 billion in total assets, $1.8 billion in loans, and $2.1 billion in deposits.
■Expanded Margins by Repositioning the Balance Sheet - Sold most of available-for-sale securities portfolio acquired from TCFC for net proceeds of $430 million and used $380 million to reduce higher cost Federal Home Loan Bank (“FHLB”) advances and brokered deposits. As a result of these actions net interest margin (“NIM”) increased to 3.35% for the third quarter of 2023 from 2.68% for the second quarter of 2023. Excluding net accretion interest income of $5.4 million and $0.3 million for the same time periods, NIM increased 32 basis points to 2.96% for the third quarter of 2023 from 2.64% for the second quarter of 2023.
■Robust Deposit Franchise - During the third quarter, the merger drove a 73.91% quarterly increase in total deposits to $5.1 billion and a 55.5% quarterly increase in non-interest bearing (“NIB”) deposits to $1.2 billion at September 30, 2023. At September 30, 2023, brokered deposits amounted to $111.0 million or 2.2% of total deposits. The Bank’s loan to deposit ratio at September 30, 2023 was 89%.
■Continued Stable Funding and Liquidity - Total funding, which includes customer deposits, FHLB advances, and brokered deposits increased $1.9 billion from $3.2 billion at June 30, 2023 to $5.1 billion at September 30, 2023. The Bank had no FHLB advances at September 30, 2023. The Bank's uninsured deposits at September 30, 2023 greater than the Federal Deposit Insurance Corporation's ("FDIC") $250,000 insurance limit were $1,009.5 million or 19.76% of total deposits. At September 30, 2023, there were $144.9 million included in uninsured deposits that the Bank secured using the market value of pledged collateral. The Bank's uninsured deposits, excluding the market value of pledged collateral, at September 30, 2023 were $864.6 million or 16.92% of total deposits.
At September 30, 2023, the Bank had approximately $1.1 billion of available liquidity including: $108.7 million in cash, $954.4 million in secured borrowing capacity at the FHLB and the other correspondent banks, and $35.0 million in unsecured lines of credit. At September 30, 2023, available liquidity of approximately $1.1 billion was 127% of uninsured deposits, excluding the market value of pledged collateral, of $864.6 million.
■Increased Allowance for Credit Losses (“ACL”) - The ACL increased during the third quarter of 2023 primarily to account for the TCFC acquisition. Management implemented a new ACL methodology subsequent to the legal merger, increasing the ACL from $29.0 million and 1.05% of total loans at June 30, 2023 to $57.1 million and 1.24% of total loans at September 30, 2023. The Bank's provision for credit losses for the third quarter of 2023 was $28.2 million and consisted of approximately $20.1 million related to the acquisition of TCFC legacy loans, $7.3 million due to the change in ACL methodology on SUB legacy loans and $0.8 million related to third quarter activity. Management believes that the allowance is adequate as of September 30, 2023.

■Continued Solid Asset Quality: Non-accrual loans, OREO and loan modifications to borrowers' experiencing financial difficulties ("BEFDs") were $11.3 million or 0.20% of total assets at September 30, 2023 compared to $3.9 million or 0.11% of total assets at December 31, 2022, and $4.7 million or 0.13% of total assets at June 30, 2023. Classified assets increased $8.4 million to $11.1 million or 0.19% of total assets at September 30, 2023 from $2.7 million or 0.08% of total assets at December 31, 2022. Classified assets are substandard loans and OREO. The increase in classified assets was due to the acquisition of TCFC classified loans of $5.1 million and the Shore legacy classified loans of $5.8 million and OREO of $0.2 million at September 30, 2023. The modest increase in nonperforming and classified assets was the result of a small increase in late payments in consumer loans and a proactive review of larger commercial relationships in the current interest rate environment.
“The merger of Shore Bancshares with TCFC established a dominant community banking franchise that we believe can deliver exceptional financial services to the communities we serve,” stated James (“Jimmy”) M. Burke, President and Chief Executive Officer of Shore Bancshares, Inc. “We believe our increased scale, expanded products, and greater resources will drive growth and create long-term shareholder value. While merger-related expenses and accounting adjustments negatively impacted third quarter earnings, we are pleased with our core operating performance and the opportunities to further enhance our financial results. Since the closing of the merger, we successfully completed our core system conversion in September 2023 and we have reduced headcount and undertaken several cost-saving initiatives that we expect will further reduce expenses in future quarters. We want to thank our associates for their tireless efforts helping customers and their colleagues through the merger close and systems conversion.”
Merger with TCFC
Shore United Bancshares, Inc. acquired TCFC and its wholly-owned subsidiary Community Bank of the Chesapeake (“CBTC”) on July 1 2023. The merger and acquisition method of accounting was used to account for the transaction with the Company as the acquirer. The Company recorded the assets and liabilities of TCFC at their respective fair values as of July 1, 2023. The transaction was valued at approximately $153.6 million and expanded Shore United Bank’s footprint into the Southern Maryland Counties of Charles, St. Mary’s and Calvert and the greater Fredericksburg area in Virginia, which includes, Stafford and Spotsylvania Counties. This acquired market area is one of the fastest growing regions in the country and is home to a mix of federal facilities and industrial and high-tech businesses. These areas boast a strong median household income, low unemployment and projected population growth better than national averages. Based on information from the U.S. Bureau of Labor Statistics, unemployment rates in legacy CBTC’s footprint have historically remained well below the national average.
At the time of the acquisition, TCFC added $2.4 billion in assets, $454.5 million in investments, $1.8 billion in loans, $2.0 billion in deposits, $150.6 million in brokered deposits, $69.0 million in FHLB advances and $32.0 million in subordinated debt and trust preferred debentures. The excess of the fair value of net TCFC assets acquired over the merger consideration resulted in a $12.2 million bargain purchase gain. Subsequent to the merger, the Company sold virtually all of the available-for-sale securities portfolio acquired for net proceeds of $430.0 million and used $380.0 million of the proceeds to reduce FHLB advances and brokered deposits. The TCFC merger led to a 20% dilution in our tangible book value per share which was $11.80 at September 30, 2023 compared to $14.83 at June 30, 2023. The principal cause of the dilution was fair value discount adjustments of approximately $110.0 million to the acquired loan portfolio due to increasing interest rates in the last 12-18 months. The Company’s tangible common equity ratio at September 30, 2023 was 7.00%. The Company’s Tier 1 and Tier 2 Risk-Based Capital Ratios at September 30, 2023 were 9.27% and 11.42%, respectively. The Bank’s Tier 1 and Tier 2 Risk-Based Capital Ratios at September 30, 2023 were 9.97% and 11.20%, respectively. The loan fair value adjustments will accrete back through income (and capital) as the loans mature and should lead to earnings per share accretion moving forward.
The Company incurred net expenses of $33.8 million and $36.5 million for the three and nine months ended September 30, 2023, respectively, related to merger and acquisition costs, balance sheet restructuring costs, an increased allowance for credit losses related to the acquisition of TCFC loans and a change in methodology for legacy SHBI loans. These expenses were partially offset by non-recurring revenues and a bargain purchase gain.

The Company’s financial results for any periods ended prior to July 1, 2023 reflect Shore Bancshares’ results only on a standalone basis. As a result of this factor and the below listed adjustments related to the merger, the Company’s financial results for the third quarter of 2023 may not be directly comparable to prior reported periods. The following schedule highlights specific merger related activity for the three and nine months ended September 30, 2023:
Schedule of Merger & Acquisition Cost and Non-Recurring Merger Related Activity (Unaudited)

	Quarter Ended	Nine Months Ended
(dollars in thousands)	September 30, 2023	September 30, 2023

Bargain purchase gain ("BPG") (1)	$(12,169)	$(12,169)

M&A costs and non-recurring transactions (Pre-tax)
ACL provision for CBTC acquired legacy loans (2)	20,073	20,073
ACL provision for change in methodology for SUB legacy loans (2)	7,300	7,300
Transition payment to move securities broker of record (3)	(1,091)	(1,091)
Loss on investment sales (4)	2,166	2,166
Merger related expenses	14,866	16,754
Core deposit intangible amortization	2,634	3,510
Total net M&A costs and non-recurring transaction costs	45,948	48,712

Total BPG and net M&A and non-recurring transaction costs	$33,779	$36,543
____________________________________
(1)Bargain purchase gain represents the excess of the identifiable net assets acquired, over the value of the consideration transferred in acquiring TCFC.
(2)The Bank's provision for credit losses for the third quarter of 2023 was $28.2 million and consisted of approximately $20.1 million related to the acquisition of TCFC legacy loans, $7.3 million due to the change in ACL methodology on SUB legacy loans and $0.8 million related to third quarter activity.
(3)The Bank received a payment to transition customers to a new broker of record for the Bank's investment division.
(4)Management sold virtually all of CBTC available for sale investment securities soon after the merger close on July 1st. The $2.2 million loss relates to the difference in the fair values of the securities on the acquisition date compared to actual sales proceeds received from the sales on the settlement date.

Balance Sheet Review
Total assets were $5.7 billion at September 30, 2023, an increase of $2.2 billion or 64.2% , when compared to $3.5 billion at December 31, 2022. The aggregate increase was primarily due to the merger, with significant increases in loans held for investment of $2.1 billion, or 80.7%, and cash and cash equivalents of $53.2 million, partially offset by an increase in allowance for credit losses of $40.4 million. The ratio of the allowance to total loans increased from 0.65% at December 31, 2022, to 1.05% at June 30, 2023 and 1.24% at September 30, 2023. The increases were due to the adoption of CECL on January 1, 2023 and the merger with TCFC in July 2023. Due to a lack of uniformity of historical data between the legacy banks in their respective models, management implemented a new post merger model methodology. The Bank's provision for credit losses for the third quarter of 2023 was $28.2 million and consisted of approximately $20.1 million related to the acquisition of TCFC legacy loans, $7.3 million due to the change in ACL methodology on SUB legacy loans and $0.8 million related to third quarter activity.
The Company’s tangible common equity ratio at September 30, 2023 was 7.00%. The Company’s Tier 1 and Tier 2 Capital Ratios at September 30, 2023 were 9.27% and 11.42%, respectively. The Bank’s Tier 1 and Tier 2 Capital Ratios at September 30, 2023 were 9.97% and 11.20%, respectively. Non-owner occupied commercial real estate (“CRE”) as a percentage of the Bank’s Tier 1 Capital + ACL at September 30, 2023 and December 31, 2022 were $2.1 billion or 394.5% and $1.0 billion or 289.4%, respectively. Construction loans as a percentage of the Bank’s Tier 1 Capital + ACL at September 30, 2023 and December 31, 2022 were $330.0 million or 62.8% and $246.3 million or 69.9%, respectively.
The Bank's office CRE portfolio, which included owner-occupied and non-owner occupied CRE loans, was $520.7 million or 11.2% of total loans of $4.6 billion at September 30, 2023, which included $139.0 million or 26.7% with medical tenants and $56.5 million or 10.8% with government or government contractor tenants. There were 529 loans in the office CRE portfolio with an average and median loan size of $1.0 million and $0.3 million, respectively. Loan to Value ("LTV") estimates are less than 70% for $356.7 million or 68.0% of the office CRE portfolio.
The Bank had 23 CRE office loans totaling $207.0 million that were greater than $5.0 million at September 30, 2023. For this subset of the office CRE portfolio, at September 30, 2023, the average loan DSC ratio was 1.42x and average LTV was 57.04%. Most buildings in the Bank's office CRE portfolio are two stories or less.
Total borrowings were $72.0 million at September 30, 2023, a decrease of $11.0 million, or 13.3%, when compared to $83.1 million at December 31, 2022. Total borrowings at September 30, 2023 were comprised of $43.0 million of subordinated debt and $29.1 million of trust preferred debentures. This decrease in total borrowings at September 30, 2023 when compared to December 31, 2022 was primarily due to repayment of $40.0 million in Federal Home Loan Bank (“FHLB”) short-term advances, partially offset by an increase of $29.0 million in subordinated debt and trust preferred debentures from the acquisition of TCFC. The Company's wholesale funding increased $71.0 million, which includes brokered deposits and FHLB advances, from $40.0 million in FHLB advances at December 31, 2022 to $111.0 million in brokered deposits at September 30, 2023. The Bank decreased wholesale funding by $380.0 million during the third quarter of 2023 using proceeds from the sale of TCFC’s securities portfolio after the legal merger date.
Total deposits increased $2.1 billion, or 69.7% to $5.1 billion at September 30, 2023 when compared to December 31, 2022. The increase in total deposits was primarily due to the merger and acquisition of TCFC which resulted in an increase in time deposits of $713.5 million, demand deposits of $516.0 million, money market and savings of $520.2 million and noninterest-bearing deposits of $349.4 million.
Non-interest bearing (NIB) accounts increased from $779.0 million at June 30, 2023 to $1.2 billion at September 30, 2023, and represent 23.7% of total deposits. During the core system conversion in September 2023 there were NIB accounts at CBTC that were mapped to low interest-bearing accounts at the Bank. The balance in these acquired deposit accounts at September 30, 2023 were $138.8 million and were at an average cost of four basis points. In addition, management sold low cost reciprocal deposits during the third quarter of 2023 to manage liquidity and earn additional interest income of $0.4 million, earning greater than a 4.5% yield. These funds are off-balance sheet and totaled $68.7 million at September 30, 2023 of which $53.5 million were at an average rate paid to customers of 0.37%.
Total stockholders’ equity increased $140.6 million, or 38.6%, when compared to December 31, 2022, primarily due to the $153.1 million increase in paid in capital due to the merger. As of September 30, 2023, the ratio of total equity to total assets was 8.84% and the ratio of total tangible equity to total tangible assets was 7.00% compared to 10.48% and 8.67% at the end of 2022, respectively.

Review of Quarterly Financial Results
Net interest income was $45.6 million for the third quarter of 2023, compared to $22.5 million for the second quarter of 2023 and $27.3 million for the third quarter of 2022. The increase in net interest income when compared to the prior periods was primarily due to the overall increased size of the balance sheet from the merger in the third quarter of 2023 as well as increases in net accretion interest income. Net accretion interest income for the three months ended September 30, 2023, June 30, 2023 and September 30, 2022 was $5.4 million, $0.3 million and $0.5 million, respectively. In addition, interest expense decreased due to lower borrowings when comparing the third quarter of 2023 to the second quarter of 2023, as higher cost average FHLB advances and other borrowings decreased $162.7 million from $305.0 million for the second quarter of 2023 to $142.3 million for the third quarter of 2023.
In general, since late 2022 and throughout 2023, deposits have repriced at a faster rate than loans due to the Federal Reserve Open Market Committee’s increases in short-term interest rates over the last 18 months from 0.25% to 5.50%. However, the Company’s net interest margin increased to 3.35% for the third quarter of 2023 from 2.68% for the second quarter of 2023 due to accretion interest from fair value marks, higher yields on CBTC’s legacy loan portfolio and the paydown of higher cost wholesale funding with the proceeds received from the sale of CBTC’s securities portfolio in July 2023. The Company’s increase in interest-earning asset yields were 68 basis points greater than the increases in the cost of funds for the comparable periods. Comparing the third quarter of 2023 to the second quarter of 2023, the Company’s interest-earning asset yields increased 87 basis points to 5.24% from 4.37%, while the cost funds increased at a slower rate of 19 basis points to 1.95% from 1.76% for the same period. In addition, excluding net accretion interest income for the same time periods, NIM increased 32 basis points to 2.96% for the third quarter of 2023 from 2.64% for the second quarter of 2023.
The Company’s net interest margin decreased to 3.35% for the third quarter of 2023 from 3.38% for the third quarter of 2022 as the increase in funding costs slightly exceeded the additional interest income from accretion interest from fair value marks, higher yields on CBTC’s legacy loan portfolio and the paydown of higher cost wholesale funding with the proceeds received from the sale of CBTC’s securities portfolio in July 2023. The Company’s increase in the cost of funds were seven basis points greater than the increase in interest-earning asset yields for the comparable periods. Comparing the third quarter of 2023 to the third quarter of 2022, the Company’s interest-earning asset yields increased 146 basis points to 5.24% from 3.78%, while the cost funds increased at a faster rate of 153 basis points to 1.95% from 0.42% for the same period.
The provision for credit losses was $28.2 million for the three months ended September 30, 2023. The comparable amounts were $0.7 million for both the three months ended June 30, 2023, and September 30, 2022, respectively. The $28.2 million provision for the third quarter of 2023 reflected approximately $20.1 million related to the acquisition of TCFC legacy loans, $7.3 million due to the change in ACL methodology on SUB legacy loans and $0.8 million related to third quarter activity. The increase in the provision for credit losses when compared to the third quarter of 2022 was also impacted by higher reserves required by the Company’s CECL allowance model as compared to the incurred loss model utilized in 2022. Net charge-offs for the third quarter of 2023 were $1.4 million compared to net charge-offs of $50,000 for the second quarter of 2023 and net recoveries of $119,000 for the third quarter of 2022. Included in the net charge-offs for the third quarter of 2023 were $1.2 million in charge-offs related to the strategic loan sale of $10.7 million in loans that reduced classified assets and CRE concentrations.
At September 30, 2023 and June 30, 2023, nonperforming assets were $11.3 million or 0.20% of total assets and $4.7 million, or 0.13% of total assets, respectively. The balance of nonperforming assets increased primarily due to an increase in nonaccrual loans of $5.5 million, and an increase of $1.1 million in loans 90 days past due and still accruing. When comparing September 30, 2023 to September 30, 2022, nonperforming assets increased $8.5 million, primarily due to increases in nonaccrual loans of $7.0 million and loans 90 days past due and still accruing of $1.5 million. The modest increase in nonperforming assets was the result of assets acquired in the merger, a small increase in late payments in consumer loans and a proactive review of larger commercial relationships in the current interest rate environment.
Total noninterest income for the third quarter of 2023 of $18.3 million increased $13.0 million from $5.3 million for the second quarter of 2023 and increased $13.0 million from $5.3 million for the third quarter of 2022. The increases for both the three months ended June 30, 2023 and September 30, 2022 were primarily due to the bargain purchase gain of $12.2 million and an increase of $1.1 million in trust and investment fee income both the result of the acquisition of TCFC, partially offset by a loss of $2.2 million on the sale of investment securities in the third quarter of 2023. Management sold virtually all of CBTC available for sale investment securities soon after the merger close on July 1, 2023. The $2.2 million loss relates to the difference in the fair values of the securities on July 1, 2023 compared to actual sales proceeds received from the sales on the settlement date.
Total noninterest expense of $47.2 million for the third quarter of 2023 increased $25.6 million or 118.2%, when compared to the second quarter of 2023 expense of $21.6 million and increased $28.3 million or 149.5%, when compared to the third quarter of 2022 expense of $18.9 million. The increases in noninterest expense for the comparable periods were primarily due to merger costs and the addition of headcount and infrastructure, including 11 additional branches, amortization of intangible assets, and processing fees. Excluding merger and acquisition costs and core deposit amortization, of $17.5 million for the third quarter of 2023, $1.6 million for the second quarter of 2023 and $0.7 million for the third quarter of 2022, noninterest expense for the comparable periods was $29.7 million, $20.0 million and $18.2 million, respectively.

Review of Nine-Month Financial Results
Net interest income for the first nine months of 2023 was $93.8 million, an increase of $19.4 million, or 26.1%, when compared to the first nine months of 2022. The increase in net interest income was primarily due to an increase in total interest income of $61.4 million, or 75.2%, which included an increase in interest and fees on loans of $57.0 million, or 79.7%. The increase of interest and fees on loans was primarily due to increases in loan yields and in the average balance of loans of $1.1 billion, or 47.7%, largely due to the merger. Interest on investment securities increased $5.3 million, or 69.8%, primarily due to an increase in the average balance of $127.2 million, or 22.5%. Increases to net interest income were partially offset by increased total interest expense of $42.0 million, or 582.1%, primarily due to increases in the cost of funds and in the average balance of interest-bearing deposits of $547.0 million, or 25.7%, largely due to the merger.
The Company’s net interest margin increased to 3.12% for the first nine months of 2023 from 3.09% for the first nine months of 2022. The increase in the net interest margin was primarily due to an increase in the average balance and rates earned on total earning assets of $800.2 million and 136 basis points, partially offset by an increase in the average balance and rates paid on interest-bearing liabilities of $694.5 million and 185 basis points. For the comparable periods, the cost of funds increased at a similar rate as interest-earning assets or 139 basis points to 1.70% for the nine months ended September 30, 2023 compared to 0.31% for the nine months ended September 30, 2022. Total net accretion income for the first nine months of 2023 was $6.4 million, compared to $1.2 million for the first nine months of 2022. During 2023, until the balance sheet restructuring in the third quarter of 2023, the net interest margin experienced compression due to the Company’s liability sensitive position, the result of deposit rate pressures and significantly higher FHLB borrowing rates.
The provision for credit losses for the nine months ended September 30, 2023 and 2022 was $30.1 million and $1.5 million, respectively. The increase in the provision for credit losses for the first nine months of 2023 was impacted by higher levels of reserves required by the Company’s CECL model as compared to the incurred loss methodology utilized in 2022 and higher reserves required for the acquisition of TCFC in the third quarter of 2023 as well as the impact on the change in CECL methodology in the third quarter of 2023 for the legacy SUB loans.
Total noninterest income for the nine months ended September 30, 2023 increased $11.7 million or 68.2%, when compared to the same period in 2022. The increase in noninterest income was primarily due to the bargain purchase gain of $12.2 million associated with the merger, an increase of $1.4 million in trust and investment fee income and an increase of $0.5 million in interchange credits, partially offset by a $2.2 million loss on sales of investment securities and a decrease of $0.7 million in title company revenue.
Total noninterest expense for the nine months ended September 30, 2023 increased $30.3 million, or 51.1%, when compared to the same period in 2022. Almost all noninterest expense line items increased as a result of the merger and the expanded operations of the newly combined Company. Merger-related expenses were almost entirely captured during the third quarter of 2023 and totaled $16.8 million for the first nine months of 2023, compared to the first nine months of 2022 of $1.1 million. As the Company continues its merger integration, a key focus of management will be to streamline processes, unlock operational efficiencies and reduce overall noninterest expenses.

Shore Bancshares Information
Shore Bancshares is a financial holding company headquartered in Easton, Maryland and is the parent company of Shore United Bank, N.A. Shore Bancshares engages in title work related to real estate transactions through its wholly-owned subsidiary, Mid-Maryland Title Company, Inc. and in trust and wealth management services through Wye Financial Partners, a division of Shore United Bank, N.A. Additional information is available at www.shorebancshares.com.
Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: the expected cost savings, synergies and other financial benefits from the acquisition of TCFC or any other acquisition the Company has made or may make might not be realized within the expected time frames or at all; the effect of acquisitions we have made or may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; recent adverse developments in the banking industry highlighted by high-profile bank failures and the potential impact of such developments on customer confidence, liquidity, and regulatory responses to these developments; changes in general economic, political, or industry conditions; geopolitical concerns, including the ongoing wars in Ukraine and the Middle East; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market, and monetary fluctuations; volatility and disruptions in global capital and credit markets; any failures to adequately manage the transition from USD LIBOR as a reference rate; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; cybersecurity threats and the cost of defending against them, including the costs of compliance with potential legislation to combat cybersecurity at a state, national, or global level; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; and other factors that may affect our future results. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors.”
The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
For further information contact: Todd Capitani, Executive Vice President, and Chief Financial Officer, 240-427-1068

Shore Bancshares, Inc.
Financial Highlights (Unaudited)

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2023	2022	Change		2023	2022	Change

PROFITABILITY FOR THE PERIOD
Net interest income	$45,622	$27,315	67.0%		$93,782	$74,359	26.1%
Provision for credit losses	28,176	675	4074.2		30,056	1,475	1937.7
Noninterest income	18,337	5,344	243.1		28,966	17,224	68.2
Noninterest expense	47,158	18,899	149.5		89,661	59,323	51.1
(Loss)/Income before income taxes	(11,375)	13,085	(186.9)		3,031	30,785	(90.2)
Income tax (benefit)/expense	(4,991)	3,427	(245.6)		(1,060)	8,016	(113.2)
Net (loss)/income	$(6,384)	$9,658	(166.1)		$4,091	$22,769	(82.0)

Return on average assets	(0.43)%	1.11%	(154)	bp	0.13%	0.88%	(75)	bp
Return on average assets excluding amortization of intangibles and merger related expenses - Non-GAAP	0.23	1.17	(94)		0.59	0.96	(37)
Return on average equity	(3.75)	10.72	(1,447)		1.17	8.59	(742)
Return on average tangible equity - Non-GAAP (1), (2)	2.44	13.98	(1,154)		6.66	11.63	(497)
Interest rate spread	2.61	3.18	(57)		2.46	2.95	(49)
Net interest margin	3.35	3.38	(3)		3.12	3.09	3
Efficiency ratio - GAAP	73.73	57.87	1,586		73.04	64.78	826
Efficiency ratio - Non-GAAP (1)	44.80	55.79	(1,099)		55.48	61.80	(632)
Non-interest income to avg assets	1.23	0.62	61		0.89	0.67	22
Non-interest expense to avg assets	3.17	2.18	99		2.76	2.30	46
Net operating expense to avg assets	1.93	1.56	37		1.87	1.63	24

PER SHARE DATA
Basic and diluted net (loss)/ income per common share	$(0.19)	$0.49	(138.78)%		$0.17	$1.15	(85.22)%

Dividends paid per common share	$0.12	$0.12	—%		$0.36	$0.36	—%
Book value per common share at period end	15.24	17.99	(15.3)
Tangible book value per common share at period end - Non-GAAP (1)	11.80	14.50	(18.6)
Market value at period end	10.52	17.32	(39.3)
Market range:
High	13.37	20.50	(34.8)		18.15	21.41	(15.2)
Low	10.27	17.29	(40.6)		10.27	17.29	(40.6)

AVERAGE BALANCE SHEET DATA
Loans	$4,562,748	$2,327,279	96.1%		$3,301,926	$2,235,092	47.7%
Investment securities	778,744	618,378	25.9		693,382	565,535	22.6
Earning assets	5,404,572	3,210,233	68.4		4,025,597	3,225,417	24.8
Assets	5,911,131	3,444,365	71.6		4,346,735	3,446,941	26.1
Deposits	5,066,886	3,012,658	68.2		3,655,684	3,016,594	21.2
Short-term FHLB advances	70,348	—	—		148,546	10,988	1251.9
Subordinated Debt	71,907	42,953	67.4		52,839	42,878	23.2
Stockholders' equity	674,933	357,383	88.9		467,593	354,549	31.9

Shore Bancshares, Inc.
Financial Highlights (Unaudited) - Continued

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2023	2022	Change		2023	2022	Change

CREDIT QUALITY DATA
Net charge-offs/(recoveries)	$1,449	$(119)	1317.6%		$1,519	$(858)	277.0%

Nonaccrual loans	8,982	2,959	203.5%
Loans 90 days past due and still accruing	2,149	1,217	76.6%
Other real estate owned	179	197	(9.1)%
Total nonperforming assets	$11,310	$4,373	158.6%

CAPITAL AND CREDIT QUALITY RATIOS
Period-end equity to assets	8.84%	10.36%	(152)	bp
Period-end tangible equity to tangible assets - Non-GAAP (1)	7.00	8.52	(152)

Annualized net charge-offs (recoveries) to average loans	0.13%	(0.02)%	15	bp	0.06%	(0.05)%	11	bp

Allowance for credit losses as a percent of:
Period-end loans	1.24%	0.68%	56	bp
Nonaccrual loans	635.17	550.08	8,509
Nonperforming assets	504.43	372.22	13,221

As a percent of total loans:
Nonaccrual loans	0.19%	0.12%	7	bp

As a percent of total loans+other real estate owned:
Nonperforming assets	0.24%	0.18%	6	bp

As a percent of total assets:
Nonaccrual loans	0.16%	0.09%	7	bp
Nonperforming assets	0.20	0.13	7
____________________________________
(1)See the reconciliation table that begins on page 22.
(2)This ratio excludes merger related expenses (Non-GAAP) on page 22.

Shore Bancshares, Inc.
Consolidated Balance Sheets (Unaudited)

				September 30, 2023	September 30, 2023
				compared to	compared to
(In thousands, except per share data)	September 30, 2023	December 31, 2022	September 30, 2022	December 31, 2022	September 30, 2022

ASSETS
Cash and due from banks	$68,097	$37,661	$33,814	80.8%	101.4%
Interest-bearing deposits with other banks	40,612	17,838	129,492	127.7	(68.6)
Cash and cash equivalents	108,709	55,499	163,306	95.9	(33.4)

Investment securities available for sale (at fair value)	79,143	83,587	86,347	(5.3)	(8.3)
Investment securities held to maturity (net of allowance for credit losses of $126 (2023)) at amortized cost)	523,051	559,455	570,719	(6.5)	(8.4)
Equity securities, at fair value	5,434	1,233	1,222	340.7	344.7
Restricted securities	13,361	11,169	9,894	19.6	35.0
Loans held for sale, at fair value	14,725	4,248	8,342	246.6	76.5

Loans held for investment	4,617,719	2,556,107	2,401,883	80.7	92.3
Less: allowance for credit losses	(57,051)	(16,643)	(16,277)	242.8	(250.5)
Loans, net	4,560,668	2,539,464	2,385,606	79.6	91.2
Premises and equipment, net	81,149	51,488	52,252	57.6	55.3
Goodwill	63,266	63,266	63,281	—	—
Other intangible assets, net	50,685	5,547	6,007	813.7	743.8
Other real estate owned, net	179	197	197	(9.1)	(9.1)
Mortgage servicing rights, at fair value	5,890	5,275	5,321	11.7	10.7
Right of use assets, net	12,741	9,629	9,764	32.3	30.5
Cash surrender value on life insurance	100,950	59,218	58,768	70.5	71.8
Other assets	88,774	28,001	25,778	217.0	244.4
Total assets	$5,708,725	$3,477,276	$3,446,804	64.2	65.6

LIABILITIES
Noninterest-bearing deposits	$1,211,401	$862,015	$893,808	40.5%	35.5%
Interest-bearing deposits	3,897,343	2,147,769	2,121,504	81.5	83.7
Total deposits	5,108,744	3,009,784	3,015,312	69.7	69.4

Advances from FHLB - short-term	—	40,000	—	(100.0)	—
Advances from FHLB - long-term	—	—	10,013	—	(100.0)
Guaranteed preferred beneficial interest in junior subordinated debentures ("TRUPS")	29,079	18,398	18,352	58.1	58.5
Subordinated debt	42,956	24,674	24,643	74.1	74.3
Total borrowings	72,035	83,072	53,008	(13.3)	35.9

Lease liabilities	13,082	9,908	10,023	32.0	30.5
Accrued expenses and other liabilities	9,933	10,227	11,240	(2.9)	(11.6)
Total liabilities	$5,203,794	$3,112,991	$3,089,583	67.2	68.4

STOCKHOLDERS' EQUITY
Common stock, par value $0.01; authorized 35,000,000 shares	$331	$199	$199	66.3	66.3
Additional paid in capital	355,575	201,494	201,213	76.5	76.7
Retained earnings	159,134	171,613	165,590	(7.3)	(3.9)
Accumulated other comprehensive loss	(10,109)	(9,021)	(9,781)	(12.1)	(3.4)
Total stockholders' equity	504,931	364,285	357,221	38.6	41.3
Total liabilities and stockholders' equity	$5,708,725	$3,477,276	$3,446,804	64.2	65.6

Period-end common shares outstanding	$33,136	$19,865	$19,858	66.8	66.9
Book value per common share	$15.24	$18.34	$17.99	(16.9)	(15.3)

Shore Bancshares, Inc.
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
(In thousands, except per share data)	2023	2022	% Change	2023	2022	% Change

INTEREST INCOME
Interest and fees on loans	$64,869	$25,924	150.2%	$128,424	$71,458	79.7%
Interest on investment securities:
Taxable	5,047	3,186	58.4	12,840	7,562	69.8
Tax-exempt	27	—	—	41	—	—
Interest on federal funds sold	92	—	—	92	—	—
Interest on deposits with other banks	1,213	1,466	(17.3)	1,546	2,546	(39.3)
Total interest income	$71,248	$30,576	133.0	$142,943	$81,566	75.2

INTEREST EXPENSE
Interest on deposits	$23,473	$2,561	816.6	$40,668	$5,429	649.1
Interest on short-term borrowings	692	—	—	5,501	2	274,950.0
Interest on long-term borrowings	1,461	700	108.7	2,992	1,776	68.5
Total interest expense	$25,626	$3,261	685.8	$49,161	$7,207	582.1

NET INTEREST INCOME	$45,622	$27,315	67.0	$93,782	$74,359	26.1
Provision for credit losses	28,176	675	4074.2	30,056	1,475	1937.7

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	$17,446	$26,640	(34.5)	$63,726	$72,884	(12.6)

NONINTEREST INCOME
Service charges on deposit accounts	$1,505	$1,509	(0.3)	$3,981	$4,306	(7.5)
Trust and investment fee income	1,933	421	359.1	2,764	1,383	99.9
Loss on sales and calls of investment securities	(2,166)	—	—	(2,166)	—	—
Interchange credits	1,557	1,241	25.5	4,081	3,532	15.5
Mortgage-banking revenue	1,377	680	102.5	3,408	3,643	(6.5)
Title Company revenue	89	397	(77.6)	412	1,146	(64.0)
Bargain purchase gain	12,169	—	—	12,169	—	—
Other noninterest income	1,873	1,096	70.9	4,317	3,214	34.3
Total noninterest income	$18,337	$5,344	243.1	$28,966	$17,224	68.2

Shore Bancshares, Inc.
Consolidated Statements of Income (Unaudited) - Continued

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
(In thousands, except per share data)	2023	2022	% Change	2023	2022	% Change

NONINTEREST EXPENSE
Salaries and wages	$14,183	$8,562	65.7%	$31,822	$27,022	17.8%
Employee benefits	3,607	2,191	64.6	8,968	7,122	25.9
Occupancy expense	2,245	1,496	50.1	5,463	4,548	20.1
Furniture and equipment expense	750	533	40.7	1,761	1,370	28.5
Data processing	2,485	1,759	41.3	6,022	5,034	19.6
Directors' fees	295	217	35.9	730	617	18.3
Amortization of intangible assets	2,634	499	427.9	3,510	1,528	129.7
FDIC insurance premium expense	618	339	82.3	1,747	1,111	57.2
Other real estate owned, net	2	1	100.0	2	52	(96.2)
Legal and professional fees	1,217	756	61.0	2,926	2,204	32.8
Merger related expenses	14,866	159	9249.7	16,754	1,130	1382.7
Other noninterest expenses	4,256	2,387	78.3	9,956	7,585	31.3
Total noninterest expense	47,158	18,899	149.5	89,661	59,323	51.1

(Loss)/Income before income taxes	(11,375)	13,085	(186.9)	3,031	30,785	(90.2)
Income tax (benefit)/expense	(4,991)	3,427	(245.6)	(1,060)	8,016	(113.2)
NET (LOSS)/INCOME	$(6,384)	$9,658	(166.1)	$4,091	$22,769	(82.0)

Weighted average shares outstanding - basic and diluted	33,246	19,852	67.5	24,415	19,842	23.0

Basic and diluted net loss/income per common share	$(0.19)	$0.49	(138.8)	$0.17	$1.15	(85.2)

Dividends paid per common share	$0.12	$0.12	—	$0.36	$0.36	—

Shore Bancshares, Inc.
Consolidated Average Balance Sheets (Unaudited)

	For the Three Months Ended September 30,						For the Three Months Ended
	2023			2022			September 30, 2023			June 30, 2023
	Average		Yield/	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Earning assets
Loans (1), (2), (3)
Consumer real estate	$1,141,707	$14,548	5.06%	$743,227	$7,990	4.27%	$1,141,707	$14,548	5.06%	$946,545	$10,876	4.61%
Commercial real estate	2,831,569	40,536	5.68	1,201,785	13,668	4.51	2,831,569	40,536	5.68	1,292,406	15,620	4.85
Commercial	233,756	5,315	9.02	152,182	1,984	5.17	233,756	5,315	9.02	137,554	2,177	6.35
Consumer	332,486	4,183	4.99	209,891	2,146	4.06	332,486	4,183	4.99	323,798	3,983	4.93
State and political	929	10	4.27	1,504	15	3.96	929	10	4.27	900	8	3.57
Credit Cards	6,164	149	9.59	—	—	—	6,164	149	9.59	—	—	—
Other	16,137	201	4.94	18,690	157	3.87	16,137	201	4.94	8,741	116	5.37
Total Loans	4,562,748	64,942	5.65	2,327,279	25,960	4.43	4,562,748	64,942	5.65	2,709,944	32,780	4.85

Investment securities
Taxable	778,081	5,047	2.59	618,378	3,185	2.06	778,081	5,047	2.59	645,178	3,729	2.31
Tax-exempt (1)	663	34	20.51	—	—	—	663	34	20.51	664	6	5.42
Federal funds sold	7,533	92	4.85	—	—	—	7,533	92	4.85	—	—	—
Interest-bearing deposits	55,547	1,213	8.66	264,576	1,466	2.20	55,547	1,213	8.66	13,397	170	5.09
Total earning assets	5,404,572	71,328	5.24	3,210,233	30,611	3.78	5,404,572	71,328	5.24	3,369,183	36,685	4.37
Cash and due from banks	51,714			31,724			51,714			29,923
Other assets	501,545			218,163			501,545			225,935
Allowance for credit losses	(46,700)			(15,755)			(46,700)			(28,730)
Total assets	$5,911,131			$3,444,365			$5,911,131			$3,596,311

	For the Three Months Ended September 30,						For the Three Months Ended
	2023			2022			September 30, 2023			June 30, 2023
	Average		Yield/	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Interest-bearing liabilities
Demand deposits	$1,056,956	$6,659	2.50%	$646,399	$1,070	0.66%	$1,056,956	$6,659	2.50%	$685,674	$3,913	2.29%
Money market and savings deposits	1,572,920	6,810	1.72	1,034,580	907	0.35	1,572,920	6,810	1.72	907,068	2,526	1.12
Brokered deposits	98,649	1,225	4.93	—	—	—	98,649	1,225	4.93	—	—	—
Certificates of deposit $100,000 or more	706,642	6,272	3.52	222,697	308	0.55	706,642	6,272	3.52	312,367	2,337	3.00
Other time deposits	285,743	2,507	3.48	215,014	275	0.51	285,743	2,507	3.48	225,495	1,139	2.03
Interest-bearing deposits (4)	3,720,910	23,473	2.50	2,118,690	2,560	0.48	3,720,910	23,473	2.50	2,130,604	9,915	1.87
Advances from FHLB - short-term	70,348	692	3.90	—	—	—	70,348	692	3.90	261,797	3,449	5.28
Advances from FHLB - long-term	—	—	—	10,035	16	0.63	—	—	—	—	—	—
Subordinated debt and Guaranteed preferred beneficial interest in junior subordinated debentures ("TRUPS") (4)	71,907	1,461	8.06	42,953	685	6.33	71,907	1,461	8.06	43,185	776	7.21
Total interest-bearing liabilities	3,863,165	25,626	2.63	2,171,678	3,261	0.60	3,863,165	25,626	2.63	2,435,586	14,140	2.33
Noninterest-bearing deposits	1,345,976			893,968			1,345,976			778,058
Accrued expenses and other liabilities	27,057			21,336			27,057			19,442
Stockholders' equity	674,933			357,383			674,933			363,225
Total liabilities and stockholders' equity	$5,911,131			$3,444,365			$5,911,131			$3,596,311

Net interest income		$45,702			$27,350			$45,702			$22,545

Net interest spread			2.61%			3.18%			2.61%			2.04%
Net interest margin			3.35%			3.38%			3.35%			2.68%
Cost of Funds			1.95%			0.42%			1.95%			1.76%
Cost of Deposits			1.84%			0.34%			1.84%			1.37%
Cost of Debt			6.00%			5.25%			6.00%			5.56%
____________________________________
(1) All amounts are reported on a tax-equivalent basis computed using the statutory federal income tax rate of 21.0%, exclusive of nondeductible interest expense.
(2) Average loan balances include nonaccrual loans.
(3) Interest income on loans includes accreted loan fees, net of costs and accretion of discounts on acquired loans, which are included in the yield calculations. There were $6.1 million, $0.3 million and $0.3 million of accretion interest on loans for the three months ended September 30, 2023 and 2022, and June 30, 2023, respectively.
(4) Interest expense on deposits and borrowing includes amortization of deposit premiums and amortization of borrowing fair value adjustment. There were $(0.5) million, $0.2 million and $41,000 of amortization of deposits premium, and $(0.2) million, $(47,000), and $(47,000) of amortization of borrowing fair value adjustment for the three months ended September 30, 2023 and 2022, and June 30, 2023, respectively.

Shore Bancshares, Inc.
Consolidated Average Balance Sheets (Unaudited)

	For the Nine Months Ended September 30,
	2023			2022
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Earning assets
Loans (1), (2), (3)
Consumer real estate	$990,970	$35,929	4.85%	$660,611	$23,491	4.75%
Commercial real estate	1,806,983	71,328	5.28	1,161,237	36,706	4.23
Commercial	171,702	9,312	7.25	210,192	5,863	3.73
Consumer	318,066	11,440	4.81	179,054	4,957	3.70
State and political	936	27	3.86	1,791	53	3.96
Credit Cards	2,077	149	9.59	—	—	—
Other	11,192	400	4.78	22,207	505	2.90
Total Loans	3,301,926	128,585	5.21	2,235,092	71,575	4.28

Investment securities
Taxable	692,718	12,840	2.47	565,535	7,562	1.79
Tax-exempt (1)	664	52	10.44	—	—	—
Federal funds sold	2,539	92	4.84	—	—	—
Interest-bearing deposits	27,750	1,546	7.45	424,790	2,546	0.80
Total earning assets	4,025,597	143,115	4.75	3,225,417	81,683	3.39
Cash and due from banks	36,831			14,383
Other assets	319,513			222,236
Allowance for credit losses	(35,206)			(15,095)
Total assets	$4,346,735			$3,446,941

Interest-bearing liabilities
Demand deposits	$813,834	$13,808	2.27%	$627,213	$1,652	0.35%
Money market and savings deposits	1,163,595	11,709	1.35	1,046,230	2,027	0.26
Brokered deposits	33,244	1,225	4.93	—	—	—
Certificates of deposit $100,000 or more	421,852	9,685	3.07	247,635	931	0.50
Other time deposits	239,834	4,241	2.36	204,283	819	0.54
Interest-bearing deposits (4)	2,672,359	40,668	2.03	2,125,361	5,429	0.34
Securities sold under retail repurchase agreements and federal funds purchased	—	—	—	913	2	0.29
Advances from FHLB - short-term	148,546	5,501	4.95	—	—	—
Advances from FHLB - long-term	—	—	—	10,075	45	0.60
Subordinated debt and Guaranteed preferred beneficial interest in junior subordinated debentures ("TRUPS") (4)	52,839	2,992	7.57	42,878	1,731	5.40
Total interest-bearing liabilities	2,873,744	49,161	2.29	2,179,227	7,207	0.44
Noninterest-bearing deposits	983,325			891,233
Accrued expenses and other liabilities	22,073			21,932
Stockholders' equity	467,593			354,549
Total liabilities and stockholders' equity	$4,346,735			$3,446,941

Net interest income		$93,954			$74,476

Net interest spread			2.46%			2.95%
Net interest margin			3.12%			3.09%
Cost of Funds			1.70%			0.31%
Cost of Deposits			1.49%			0.24%
Cost of Debt			5.64%			4.48%
____________________________________
(1) All amounts are reported on a tax-equivalent basis computed using the statutory federal income tax rate of 21.0%, exclusive of nondeductible interest expense.
(2) Average loan balances include nonaccrual loans.
(3) Interest income on loans includes accreted loan fees, net of costs and accretion of discounts on acquired loans, which are included in the yield calculations. There were $7.0 million and $1.0 million of accretion interest on loans for the nine months ended September 30, 2023 and 2022, respectively.
(4) Interest expense on deposits and borrowing includes amortization of deposit premiums and amortization of borrowing fair value adjustment. There were $(0.3) million and $0.4 million of amortization of deposits premium, and $(0.3) million and $(0.1) million of amortization of borrowing fair value adjustment for the nine months ended September 30, 2023 and 2022, respectively.

Shore Bancshares, Inc.
Financial Highlights By Quarter (Unaudited)

	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	9/30/2023		9/30/2023
	2023	2023	2023	2022	2022	compared to		compared to
(Dollars in thousands, except per share data)	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2023		Q3 2022
PROFITABILITY FOR THE PERIOD
Taxable-equivalent net interest income	$45,702	$22,545	$25,705	$26,981	$27,350	102.7%		67.1%
Less: Taxable-equivalent adjustment	80	51	41	38	35	56.9		128.6
Net interest income	45,622	22,494	25,664	26,943	27,315	102.8		67.0
Provision for credit losses	28,176	667	1,213	450	675	4124.3		4074.2
Noninterest income	18,337	5,294	5,334	5,862	5,344	246.4		243.1
Noninterest expense	47,158	21,608	20,893	21,000	18,899	118.2		149.5
(Loss)/income before income taxes	(11,375)	5,513	8,892	11,355	13,085	(306.3)		(186.9)
Income tax (benefit)/expense	(4,991)	1,495	2,435	2,948	3,427	(433.8)		(245.6)
Net (loss) income	$(6,384)	$4,018	$6,457	$8,407	$9,658	(258.9)		(166.1)

Return on average assets	(0.43)%	0.45%	0.75%	0.97%	1.11%	(88)	bp	(154)	bp
Return on average assets excluding amortization of intangibles and merger related expenses - Non-GAAP	0.23	0.59	0.84	1.09	1.17	(36)		(94)
Return on average equity	(3.75)	4.49	7.25	9.22	10.72	(824)		(1,447)
Return on average tangible equity - Non-GAAP (1), (2)	2.44	7.16	10.09	12.83	13.98	(472)		(1,154)
Net interest margin	3.35	2.68	3.18	3.35	3.38	67		(3)
Efficiency ratio - GAAP	73.73	77.76	67.40	64.01	57.87	(403)		1,586
Efficiency ratio - Non-GAAP (1)	44.80	71.75	63.67	59.59	55.79	(2,695)		(1,099)

PER SHARE DATA
Basic and diluted net income per common share	$(0.19)	$0.20	$0.32	$0.42	$0.49	(195.0)%		(138.8)%

Dividends paid per common share	0.12	0.12	0.12	0.12	0.12	—		—
Book value per common share at period end	15.24	18.24	18.17	18.34	17.99	(16.4)		(15.3)
Tangible book value per common share at period end - Non-GAAP (1)	11.80	14.83	14.74	14.87	14.50	(20.4)		(18.6)
Market value at period end	10.52	11.56	14.28	17.43	17.32	(9.0)		(39.3)
Market range:
High	13.37	14.45	18.15	20.85	20.50	(7.5)		(34.8)
Low	10.27	10.65	14.00	17.04	17.29	(3.6)		(40.6)

Shore Bancshares, Inc.
Financial Highlights By Quarter (Unaudited) - Continued

	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	9/30/2023		9/30/2023
	2023	2023	2023	2022	2022	compared to		compared to
(Dollars in thousands, except per share data)	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2023		Q3 2022

AVERAGE BALANCE SHEET DATA
Loans	$4,562,748	$2,709,944	$2,611,644	$2,467,324	$2,327,279	68.37%		96.06%
Investment securities	778,744	645,842	654,193	661,968	618,378	20.58		25.93
Earning assets	5,404,572	3,369,183	3,279,686	3,206,591	3,210,233	60.41		68.35
Assets	5,911,131	3,596,311	3,506,336	3,441,079	3,444,365	64.37		71.62
Deposits	5,066,886	2,908,662	2,968,448	3,006,734	3,012,658	74.20		68.19
Short-term FHLB advances	70,348	261,797	113,972	7,391	—	(73.13)		100.00
Stockholders' equity	674,933	363,225	361,174	361,623	357,383	85.82		88.85

CREDIT QUALITY DATA
Net charge offs/(recoveries)	$1,449	$50	$20	$84	$(119)	2798.00%		1317.65%

Nonaccrual loans	$8,982	$3,481	$1,894	$1,908	$1,949	158.03		360.85
Loans 90 days past due and still accruing	2,149	1,065	611	1,841	644	101.78		233.70
Other real estate owned	179	179	179	197	197	—		(9.14)
Total nonperforming assets	$11,310	$4,725	$2,684	$3,946	$2,790	139.37		305.38

CAPITAL AND CREDIT QUALITY RATIOS
Period-end equity to assets	8.84%	9.97%	10.18%	10.48%	10.36%	(113)	bp	(152)	bp
Period-end tangible equity to tangible assets - Non-GAAP (1)	7.00	8.26	8.41	8.67	8.52	(126)		(152)

Annualized net charge-offs (recoveries) to average loans	0.13	0.01	—	0.01	(0.02)	12		15

Allowance for credit losses as a percent of:
Period-end loans (3)	1.24	1.05	1.07	0.65	0.68	19		56
Period-end loans (4)	1.24	1.05	1.07	0.78	0.84	19		40
Nonaccrual loans	635.17	833.50	1502.85	872.27	835.15	(19,833)		(19,998)
Nonperforming assets	504.43	614.05	1060.51	421.77	583.41	(10,962)		(7,898)

As a percent of total loans:
Nonaccrual loans	0.19	0.13	0.07	0.07	0.08	6		11

As a percent of total loans+other real estate owned:
Nonperforming assets	0.24	0.17	0.10	0.15	0.12	7		12

As a percent of total assets:
Nonaccrual loans	0.16	0.10	0.05	0.05	0.06	6		10
Nonperforming assets	0.20	0.13	0.08	0.11	0.08	7		12
____________________________________
(1)See the reconciliation table that begins on page 22.
(2)This ratio excludes merger related expenses (Non-GAAP) on page 22.
(3)Includes all loans held for investment, including PPP loan balances for all periods shown.
(4)For 2023, this ratio excludes only PPP loans given the company’s adoption of the CECL standard. For periods in 2022, this ratio excludes PPP loans and loans acquired in the Severn and Northwest acquisitions.

Shore Bancshares, Inc.
Consolidated Statements of Income By Quarter (Unaudited)

						9/30/2023	9/30/2023
						compared to	compared to
(In thousands, except per share data)	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2023	Q3 2022

INTEREST INCOME
Interest and fees on loans	$64,869	$32,729	$30,828	$27,664	$25,924	98.2%	150.2%
Interest on investment securities:
Taxable	5,047	3,729	4,064	3,945	3,186	35.3	58.4
Tax-exempt	27	5	7	6	—	440.0	—
Interest on federal funds sold	92	—	—	—	—	—	—
Interest on deposits with other banks	1,213	170	163	664	1,466	613.5	(17.3)
Total interest income	$71,248	$36,633	$35,062	$32,279	$30,576	94.5	133.0

INTEREST EXPENSE
Interest on deposits	23,473	9,914	7,281	4,554	2,561	136.8	816.6
Interest on short-term borrowings	692	3,449	1,361	72	—	(79.9)	—
Interest on long-term borrowings	1,461	776	756	710	700	88.3	108.7
Total interest expense	25,626	14,139	9,398	5,336	3,261	81.2	685.8

NET INTEREST INCOME	45,622	22,494	25,664	26,943	27,315	102.8	67.0
Provision for credit losses	28,176	667	1,213	450	675	4124.3	4074.2

NET INTEREST INCOME AFTER PROVISION
FOR CREDIT LOSSES	17,446	21,827	24,451	26,493	26,640	(20.1)	(34.5)

NONINTEREST INCOME
Service charges on deposit accounts	1,505	1,264	1,213	1,346	1,509	19.1	(0.3)
Trust and investment fee income	1,933	399	432	401	421	384.5	359.1
Loss on sales and calls of investment securities	(2,166)	—	—	—	—	—	—
Interchange credits	1,557	1,311	1,212	1,280	1,241	18.8	25.5
Mortgage-banking revenue	1,377	1,054	977	1,567	680	30.6	102.5
Title Company revenue	89	186	137	194	397	(52.2)	(77.6)
Bargain purchase gain	12,169	—	—	—	—	—	—
Other noninterest income	1,873	1,080	1,363	1,074	1,096	73.4	70.9
Total noninterest income	18,337	5,294	5,334	5,862	5,344	246.4	243.1

Shore Bancshares, Inc.
Consolidated Statements of Income By Quarter (Unaudited) - Continued

						9/30/2023	9/30/2023
						compared to	compared to
(In thousands, except per share data)	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2023	Q3 2022

NONINTEREST EXPENSE
Salaries and wages	$14,183	$8,955	$8,684	$8,909	$8,562	58.4%	65.7%
Employee benefits	3,607	2,440	2,921	2,786	2,191	47.8	64.6
Occupancy expense	2,245	1,599	1,619	1,694	1,496	40.4	50.1
Furniture and equipment expense	750	477	534	648	533	57.2	40.7
Data processing	2,485	1,739	1,798	1,856	1,759	42.9	41.3
Directors' fees	295	185	250	222	217	59.5	35.9
Amortization of intangible assets	2,634	435	441	460	499	505.5	427.9
FDIC insurance premium expense	618	758	371	315	339	(18.5)	82.3
Other real estate owned expenses, net	2	—	(1)	13	1	—	100.0
Legal and professional fees	1,217	959	750	636	756	26.9	61.0
Merger related expenses	14,866	1,197	691	967	159	1141.9	9249.7
Other noninterest expenses	4,256	2,864	2,835	2,494	2,387	48.6	78.3
Total noninterest expense	47,158	21,608	20,893	21,000	18,899	118.2	149.5

(Loss)/Income before income taxes	(11,375)	5,513	8,892	11,355	13,085	(306.3)	(186.9)
Income tax (benefit)/expense	(4,991)	1,495	2,435	2,948	3,427	(433.8)	(245.6)
NET (LOSS)/INCOME	$(6,384)	$4,018	$6,457	$8,407	$9,658	(258.9)	(166.1)

Weighted average shares outstanding - basic and diluted	33,246	19,903	19,886	19,862	19,852	67.0	67.5

Basic and diluted net (loss)/ income per common share	$(0.19)	$0.20	$0.32	$0.42	$0.49	(195.0)	(138.8)

Dividends paid per common share	0.12	0.12	0.12	0.12	0.12	—	—

Shore Bancshares, Inc.
Consolidated Average Balance Sheets By Quarter (Unaudited)

	Q3 2023			Q2 2023			Q1 2023			Q4 2022			Q3 2022
	Average		Yield/	Average		Yield/	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands)	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate
Earning assets
Loans (1), (2), (3)
Consumer real estate	$1,141,707	$14,548	5.06%	$946,545	$10,876	4.61%	$881,799	$10,507	4.83%	$813,673	$7,911	3.86%	$743,227	$7,990	4.27%
Commercial real estate	2,831,569	40,536	5.68	1,292,406	15,620	4.85	1,279,923	15,173	4.81	1,246,966	15,114	4.81	1,201,785	13,668	4.51
Commercial	233,756	5,315	9.02	137,554	2,177	6.35	142,797	1,819	5.17	149,068	1,966	5.23	152,182	1,984	5.17
Consumer	332,486	4,183	4.99	323,798	3,983	4.93	297,528	3,274	4.46	244,471	2,602	4.22	209,891	2,146	4.06
State and political	929	10	4.27	900	8	3.57	978	9	3.73	1,084	11	4.03	1,504	15	3.96
Credit Cards	6,164	149	9.59	—	—	—	—	—	—	—	—	—	—	—	—
Other	16,137	201	4.94	8,741	116	5.37	8,619	83	3.91	12,062	96	3.16	18,690	159	3.42
Total Loans	4,562,748	64,942	5.65	2,709,944	32,780	4.85	2,611,644	30,865	4.79	2,467,324	27,700	4.45	2,327,279	25,962	4.43

Investment securities
Taxable	778,081	5,047	2.59	645,178	3,729	2.31	653,527	4,064	2.49	661,519	3,945	2.39	618,378	3,185	2.06
Tax-exempt (1)	663	34	20.51	664	6	5.42	666	9	5.41	449	7	6.24	—	—	—
Federal funds sold	7,533	92	4.85	—	—	—	—	—	—	—	—	—	—	—	—
Interest-bearing deposits	55,547	1,213	8.66	13,397	170	5.09	13,849	163	4.77	77,299	664	3.40	264,576	1,466	2.20
Total earning assets	5,404,572	71,328	5.24	3,369,183	36,685	4.37	3,279,686	35,101	4.34	3,206,591	32,316	4.00	3,210,233	30,613	3.78
Cash and due from banks	51,714			29,923			28,602			29,358			31,724
Other assets	501,545			225,935			228,054			221,599			218,163
Allowance for credit losses	(46,700)			(28,730)			(30,006)			(16,469)			(15,755)
Total assets	$5,911,131			$3,596,311			$3,506,336			$3,441,079			$3,444,365

	Q3 2023			Q2 2023			Q1 2023			Q4 2022			Q3 2022
	Average		Yield/	Average		Yield/	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands)	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate	balance	Interest	rate

Interest-bearing liabilities
Demand deposits	$1,056,956	$6,659	2.50%	$685,674	$3,913	2.29%	$694,894	$3,236	1.89%	$670,424	$2,217	1.31%	$646,399	$1,070	0.66%
Money market and savings deposits	1,572,920	6,810	1.72	907,068	2,526	1.12	1,004,553	2,373	0.96	1,043,076	1,581	0.60	1,034,580	907	0.35
Brokered deposits	98,649	1,225	4.93	—	—	—	—	—	—	—	—	—	—	—	—
Certificates of deposit $100,000 or more	706,642	6,272	3.52	312,367	2,337	3.00	241,436	1,076	1.81	217,051	433	0.79	222,697	308	0.55
Other time deposits	285,743	2,507	3.48	225,495	1,139	2.03	207,403	595	1.16	205,293	322	0.62	215,014	275	0.51
Interest-bearing deposits (4)	3,720,910	23,473	2.50	2,130,604	9,915	1.87	2,148,286	7,280	1.37	2,135,844	4,553	0.85	2,118,690	2,560	0.48
Advances from FHLB - short-term	70,348	692	3.90	261,797	3,449	5.28	113,972	1,361	4.84	7,391	72	3.86	—	—	—
Advances from FHLB - long-term	—	—	—	—	—	—	—	—	—	653	(11)	(6.08)	10,035	16	0.63
Subordinated debt and Guaranteed preferred beneficial interest in junior subordinated debentures ("TRUPS") (4)	71,907	1,461	8.06	43,185	776	7.21	43,108	756	7.11	43,031	720	6.64	42,953	686	6.33
Total interest-bearing liabilities	3,863,165	25,626	2.63	2,435,586	14,140	2.33	2,305,366	9,397	1.65	2,186,919	5,334	0.96	2,171,678	3,262	0.60
Noninterest-bearing deposits	1,345,976			778,058			820,162			870,890			893,968
Accrued expenses and other liabilities	27,057			19,442			19,634			21,647			21,336
Stockholders' equity	674,933			363,225			361,174			361,623			357,383
Total liabilities and stockholders' equity	$5,911,131			$3,596,311			$3,506,336			$3,441,079			$3,444,365

Net interest income		$45,702			$22,545			$25,704			$26,982			$27,351

Net interest spread			2.61%			2.04%			2.68%			3.04%			3.18%
Net interest margin			3.35%			2.68%			3.18%			3.35%			3.38%
Cost of Funds			1.95%			1.76%			1.22%			0.68%			0.42%
Cost of Deposits			1.84%			1.37%			0.99%			0.60%			0.34%
Cost of Debt			6.00%			5.56%			5.47%			6.07%			5.25%
____________________________________
(1) All amounts are reported on a tax-equivalent basis computed using the statutory federal income tax rate of 21.0%, exclusive of nondeductible interest expense.
(2) Average loan balances include nonaccrual loans.
(3) Interest income on loans includes accreted loan fees, net of costs and accretion of discounts on acquired loans, which are included in the yield calculations. There were $6.1 million, $0.3 million, $0.5 million, $0.6 million and $0.3 million of accretion interest on loans for the three months ended September 30, 2023, June 30, 2023, March 31, 2023, December 31, 2022, and September 30, 2022, respectively.
(4) Interest expense on deposits and borrowing includes amortization of deposit premiums and amortization of borrowing fair value adjustment. There were $(0.5) million, $41,000, $0.1 million, $0.2 million and $0.2 million of amortization of deposits premium, and $(0.2) million, $(47,000), $(47,000), $(47,000) and $(47,000) of amortization of borrowing fair value adjustment for the three months ended September 30, 2023, June 30, 2023, March 31, 2023, December 31, 2022, and September 30, 2022, respectively.

Shore Bancshares, Inc.
Reconciliation of Generally Accepted Accounting Principles (GAAP) and Non-GAAP Measures (Unaudited)

						YTD	YTD
(In thousands, except per share data)	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022	9/30/2023	9/30/2022

The following reconciles return on average equity and return on average tangible equity (Note 1):
Net (loss) income	$(6,384)	$4,018	$6,457	$8,407	$9,658	$4,091	$22,769
Net (loss) income - annualized (A)	$(25,328)	$16,295	$26,187	$33,354	$38,317	$5,470	$30,442

Net (loss) income	$(6,384)	$4,018	$6,457	$8,407	$9,658	$4,091	$22,769
Add: Amortization of intangible assets, net of tax	1,478	318	320	340	368	2,597	1,130
Add: Merger Expenses, net of tax	8,343	872	502	716	117	12,398	837
Net income, excluding net amortization of intangible assets and merger related expenses	$3,437	$5,208	$7,279	$9,463	$10,143	$19,086	$24,736
Net income, excluding net amortization of intangible assets and merger related expenses - annualized (B)	$13,636	$21,121	$29,520	$37,543	$40,245	$25,518	$33,072

Return on average assets excluding net amortization of intangible assets and merger related expenses - Non-GAAP	0.23%	0.59%	0.84%	1.09%	1.17%	0.59%	0.96%

Average stockholders' equity (C)	$674,933	$363,225	$361,174	$361,623	$357,383	$467,593	$354,549
Less: Average goodwill and other intangible assets	(115,604)	(68,172)	(68,607)	(69,077)	(69,558)	(84,300)	(70,104)
Average tangible equity (D)	$559,329	$295,053	$292,567	$292,546	$287,825	$383,293	$284,445

Return on average equity (GAAP) (A)/(C)	(3.75)%	4.49%	7.25%	9.22%	10.72%	1.17%	8.59%
Return on average tangible equity (Non-GAAP) (B)/(D)	2.44%	7.16%	10.09%	12.83%	13.98%	6.66%	11.63%

The following reconciles GAAP efficiency ratio and non-GAAP efficiency ratio (Note 2):
Noninterest expense (E)	$47,158	$21,608	$20,893	$21,000	$18,899	$89,661	$59,323
Less: Amortization of intangible assets	(2,634)	(435)	(441)	(460)	(499)	(3,510)	(1,528)
Less: Merger Expenses	(14,866)	(1,197)	(691)	(967)	(159)	(16,754)	(1,130)
Adjusted noninterest expense (F)	$29,658	$19,976	$19,761	$19,573	$18,241	$69,397	$56,665

Net interest income (G)	$45,622	$22,494	$25,664	$26,943	$27,315	$93,782	$74,359
Add: Taxable-equivalent adjustment	80	51	41	38	35	172	112
Taxable-equivalent net interest income (H)	$45,702	$22,545	$25,705	$26,981	$27,350	$93,954	$74,471

Noninterest income (I)	$18,337	$5,294	$5,334	$5,862	$5,344	$28,966	$17,224
Investment securities losses (gains)	2,166	—	—	—	—	2,166	—
Adjusted noninterest income (J)	$20,503	$5,294	$5,334	$5,862	$5,344	$31,132	$17,224

Efficiency ratio (GAAP) (E)/(G)+(I)	73.73%	77.76%	67.40%	64.01%	57.87%	73.04%	64.78%
Efficiency ratio (Non-GAAP) (F)/(H)+(J)	44.80%	71.76%	63.67%	59.60%	55.79%	55.48%	61.80%

Shore Bancshares, Inc.
Reconciliation of Generally Accepted Accounting Principles (GAAP) and Non-GAAP Measures (Unaudited) - Continued

(In thousands, except per share data)	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022

The following reconciles book value per common share and tangible book value per common share (Note 1):
Stockholders' equity (K)	$504,931	$363,140	$361,638	$364,285	$357,221
Less: Goodwill and other intangible assets	(113,951)	(67,937)	(68,372)	(68,813)	(69,288)
Tangible equity (L)	$390,980	$295,203	$293,266	$295,472	$287,933

Shares outstanding (M)	33,136	19,907	19,898	19,865	19,858

Book value per common share (GAAP) (K)/(M)	$15.24	$18.24	$18.17	$18.34	$17.99
Tangible book value per common share (Non-GAAP) (L)/(M)	$11.80	$14.83	$14.74	$14.87	$14.50

The following reconciles equity to assets and tangible equity to tangible assets (Note 1):
Stockholders' equity (N)	$504,931	$363,140	$361,638	$364,285	$357,221
Less: Goodwill and other intangible assets	(113,951)	(67,937)	(68,372)	(68,813)	(69,288)
Tangible equity (O)	$390,980	$295,203	$293,266	$295,472	$287,933

Assets (P)	$5,708,725	$3,641,794	$3,553,694	$3,477,276	$3,446,804
Less: Goodwill and other intangible assets	(113,951)	(67,937)	(68,372)	(68,813)	(69,288)
Tangible assets (Q)	$5,594,774	$3,573,857	$3,485,322	$3,408,463	$3,377,516

Period-end equity/assets (GAAP) (N)/(P)	8.84%	9.97%	10.18%	10.48%	10.36%
Period-end tangible equity/tangible assets (Non-GAAP) (O)/(Q)	7.00%	8.26%	8.41%	8.67%	8.52%
____________________________________
Note 1: Management believes that reporting tangible equity and tangible assets more closely approximates the adequacy of capital for regulatory purposes.
Note 2: Management believes that reporting the non-GAAP efficiency ratio more closely measures its effectiveness of controlling cash-based operating activities.